Timothy V. Williams                           Charles T. Conway Jr.
Executive Vice President &                    Director, Corporate Communications
Chief Financial Officer                       (803) 333-5348
(803) 333-5638                                E-mail: charlieconway@pmsc.com
E-mail: timvwilliams@pmsc.com                         ----------------------
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  POLICY MANAGEMENT SYSTEMS CORPORATION EXPERIENCES WEAK FOURTH QUARTER
                          LICENSING AND SERVICES

                   EARNINGS IMPACTED BY CLIENT Y2K DISTRACTION

     COLUMBIA,  S.C.,  JAN.  7,  2000:  Policy  Management  Systems  Corporation
(NYSE: PMS) (PMSC) announced today that fourth quarter, 1999, licensing and services will be down significantly from the same quarter last year and that it does not expect to report earnings per share in excess of the low teens (cents per share) for the quarter compared to $0.35 reported last year. The company said its final results will be reported on February 10.
     Preliminary results indicate that the company's initial license revenues are expected to approximate $18 million compared with almost $27 million in the 1998 fourth quarter. The decline in licensing was largely driven by the U.S. life and financial solutions unit that will report less than $2 million for the quarter compared with $14 million last year. A substantial majority of the 1999 fourth quarter licenses were for new products released in 1999, especially claims and eBusiness-related products. During the fourth quarter the company also had two S3+ licenses, one of which was delayed from the third quarter. In the aggregate, professional services revenues are not expected to exceed $101 million compared to $110 million in the 1998 fourth quarter. Preliminary analysis indicates that client apprehension and distraction surrounding Y2K, including so-called "Y2K lockdowns," have contributed substantially to these results.
At the end of the third quarter, the company stated that it could not give fourth quarter earnings estimates largely due to concerns about the predictability of client decisions resulting from Y2K.
Larry Wilson, chairman and chief executive officer, said, "Although we have not experienced any significant Y2K issues with our systems or products, our results were
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adversely impacted by our clients and prospects preoccupation with their own Y2K preparations and concerns. These results are extremely disappointing but were not due to competitive losses. Our products continue to have a strong competitive position and our new product offerings in claims and eBusiness contributed substantially to new licensing this quarter. Looking ahead, we are enthusiastic about our strategy of transitioning the company to its new business model that focuses on increasing recurring transaction-based revenues, particularly in claims, eBusiness products and business process outsourcing for the financial services and property and casualty industries. I believe that as our clients and prospects put their Y2K transition behind them, they will increasingly look to us to help them upgrade their systems for eBusiness and new technology."
     PMSC, headquartered in Columbia, S.C., is the leader in providing enterprise and electronic commerce application software, professional services, and outsourcing designed to meet the needs of the global insurance and related financial services industries. Information on PMSC and its products and services can be found on the World Wide Web at http://www.pmsc.com.
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                                      -30-

     The Private Securities Litigation Reform Act of 1995 provided a "safe harbor" for certain forward-looking statements. The forward-looking statements contained in this release are subject to certain risks and uncertainties. Actual results could differ materially from current expectations. Among the factors which could affect the company's actual results and could cause results to differ from those contained in the forward-looking statements contained herein are customer acceptance of the company's new products and services, the success of the company's market penetration efforts, and timing of customers' decisions to enter into agreements for the company's products and services.